November 12, 1996


Freeport McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, LA  70112


Gentlemen:

We are aware that Freeport McMoRan Copper & Gold Inc. has incorporated by reference in its Registration Statement its Form 10-Q for the quarter ended September 30, 1996, which includes our report dated October 22, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Anderson LLP